As filed with the Securities and Exchange Commission on February 11, 2021

Registration No. 333-207818

Registration No. 333-204338

Registration No. 333-196218

Registration No. 333-188908

Registration No. 333-179330

Registration No. 333-170792

Registration No. 333-160981

Registration No. 333-145636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-207818

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-204338

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-196218

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-188908

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-179330

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-170792

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-160981

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-145636

UNDER

THE SECURITIES ACT OF 1933

VIRTUSA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-3512883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

132 Turnpike Rd

Southborough, Massachusetts 01772

(508) 389-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2015 Stock Option and Incentive Plan

2007 Stock Option and Incentive Plan

2000 Stock Option Plan

2005 Stock Appreciation Rights Plan

Nonqualified Stock Option Agreement with Martin Trust, dated September 22, 2004

Nonqualified Stock Option Agreement with Danforth F. Smith, dated September 22, 2004, as amended by the Amendment to Nonqualified Stock Option Agreement, dated December 1, 2005

(Full titles of the plans)

Kris Canekeratne

Chairman and Chief Executive Officer

Virtusa Corporation

132 Turnpike Rd

Southborough, Massachusetts 01772

(508) 389-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Paul D. Tutun, Esq. Executive Vice President and General Counsel 132 Turnpike Rd Southborough, Massachusetts 01772 (508) 389-7300	John J. Egan III, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) of       Virtusa Corporation, a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-207818), filed with the SEC on November 5, 2015, registering 3,000,000 shares of common stock (“Common Stock”) pursuant to the 2015 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-204338), filed with the SEC on May 20, 2015, registering 840,950 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-196218), filed with the SEC on May 23, 2014, registering 823,789 shares of Common Stock of the Registrant pursuant to the 2007 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-188908), filed with the SEC on May 29, 2013, registering 1,449,160 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-179330), filed with the SEC on February 3, 2012, registering 705,716 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-170792), filed with the SEC on November 23, 2010, registering 692,189 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-160981), filed with the SEC on August 3, 2009, registering 1,375,343 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan; and

•

Registration Statement on Form S-8 (File No. 333-145636), filed with the SEC on August 22, 2007, registering (i) 2,310,153 shares of Common Stock pursuant to the 2000 Stock Option Plan, (ii) 184,774 shares of Common Stock pursuant to the 2005 Stock Appreciation Rights Plan, (iii) 844,220 shares of Common Stock pursuant to the 2007 Stock Option and Incentive Plan, (iv) 70,333 shares of Common Stock pursuant to the Nonqualified Stock Option Agreement with Martin Trust, dated September 22, 2004, and (v) 798,722 shares of Common Stock pursuant to the Nonqualified Stock Option Agreement with Danforth F. Smith, dated September 22, 2004, as amended by the Amendment to Nonqualified Stock Option Agreement, dated December 1, 2005.

On February 11, 2021, pursuant to an Agreement and Plan of Merger, dated as of September 9, 2020 (the “Merger Agreement”), by and among the Registrant, Austin HoldCo Inc., a Delaware corporation and entity wholly owned by funds affiliated with Baring Private Equity Asia (“Parent”), and Austin BidCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $51.35 in cash, without interest and less any applicable withholding taxes.

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southborough, Commonwealth of Massachusetts, on February 11, 2021.

VIRTUSA CORPORATION

By:	/s/ KRIS CANEKERATNE
Kris Canekeratne
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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